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                                                                    EXHIBIT 5(h)


                        SUBADVISORY CONSULTING AGREEMENT

         Agreement dated November 28, 1997, by and between SALOMON BROTHERS ASSET MANAGEMENT INC, a Delaware Corporation ("SBAM") and SALOMON BROTHERS ASSET MANAGEMENT LIMITED, a company incorporated under the laws of England ("SBAM Limited").

         WHEREAS, pursuant to the Management Contract dated as of November 26, 1997 between SBAM and Salomon Brothers Series Funds Inc (the "Management Contract"), SBAM is the Investment Manager to the Salomon Brothers Strategic Bond Fund (the "Fund") portfolio of Salomon Brothers Series Funds Inc (the "Company"), an open-end management investment company comprised of eight separate portfolios of investments;

         WHEREAS, SBAM desires to retain SBAM Limited to assist SBAM in furnishing an investment program to the Fund;

         NOW, THEREFORE, in consideration of the mutual agreements herein made, SBAM and SBAM Limited agree as follows:

         1. SBAM hereby employs SBAM Limited to serve as Sub-Adviser Consultant to SBAM with respect to such portion of the assets of the Fund as SBAM shall allocate (the "Designated Portion"), it being contemplated that all of such assets are to be invested in the securities of non- U.S. issuers. SBAM Limited will have full power to direct the investment and reinvestment of the assets of the Designated Portion of the Fund in accordance with the requirements of the Management Contract. SBAM Limited hereby accepts such employment and agrees, for the compensation herein provided, to assume all obligations herein set forth.

         2. SBAM will pay SBAM Limited, as full compensation for all services provided under this Subadvisory Consulting Agreement, a portion of the fee (such portion herein referred to as the "Subadvisory Consulting Fee") payable to SBAM under the Management Contract. The Subadvisory Consulting Fee shall be an amount equal to the fee payable under the Management Contract multiplied by the current value of the net assets of the Designated Portion of the Fund and divided by the current value of the net assets of the Fund. The Subadvisory Consulting Fee shall be accrued for each calendar day in the period commencing as of the date first above written and ending on the date on which this Subadvisory Consulting Agreement terminates and the sum of the daily fee accruals shall be paid to SBAM Limited by SBAM at such times and for such periods as SBAM Limited and SBAM shall agree.

         3. This Agreement shall become effective as of the date first above written and shall remain in force for two years from the date hereof, and for such successive annual periods thereafter but only so long as each such continuance is specifically approved at least annually by (1) a vote of the holders of a majority of the outstanding voting securities of the Fund (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")) or by the Company's Board of Directors and (2) a majority of the Directors of the Company who are not parties to this Agreement or interested persons of any such parties (other than as Directors of the Company), by vote cast in person at a meeting duly called for the purpose of voting on such approval.



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         4. This Agreement may be terminated at any time without the payment of any penalty: (1) by a vote of a majority of the entire Board of Directors of the Company on sixty (60) days' written notice to SBAM Limited and SBAM; (2) by vote of the holders of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act); or (3) by SBAM Limited or SBAM on 60 days' written notice to the Company.

         This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for this purpose having the meaning defined in
Section 2(a)(4) of the 1940 Act and the rules thereunder.

         5. Nothing contained herein shall limit the obligations of SBAM under the Management Contract.

         6. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced in accordance with the laws of the State of New York.

         7. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.




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         IN WITNESS WHEREOF, the parties hereto have caused this Subadvisory
Consulting Agreement to be executed by their officers thereunto duly authorized.

                                       SALOMON BROTHERS ASSET MANAGEMENT INC

                                       By: /s/ Michael S. Hyland
                                           ---------------------------------
                                           Name: Michael S. Hyland
                                           Title: President


                                       SALOMON BROTHERS ASSET MANAGEMENT
                                         LIMITED

                                       By:
                                           ---------------------------------
                                           Name:
                                           Title:


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